Exhibit 99.1

NEWS RELEASE

Contacts:	Trey Stolz,
VP Investor Relations
Basic Energy Services, Inc.
817-334-4100

Jack Lascar
Dennard ▪ Lascar Associates
713-529-6600
BASIC ENERGY SERVICES REPORTS
FOURTH QUARTER AND FULL YEAR 2018 RESULTS

FORT WORTH, Texas - February 28, 2019 - Basic Energy Services, Inc. (NYSE: BAS) (“Basic” or the “Company”) today announced its financial and operating results for the fourth quarter and full year ended December 31, 2018.

FOURTH QUARTER AND FULL YEAR 2018 HIGHLIGHTS

•
Generated fourth quarter net loss of $46.7 million with Adjusted EBITDA (as defined and reconciled below) of $21.8 million on revenue of $230.4 million, while completing a strategic realignment initiative

•
Reported full year net loss and loss per share of $144.6 million or $5.46 per share, compared to a net loss and loss per share of $96.7 million and $3.72 in 2017, with Adjusted EBITDA of $97.0 million in 2018 up from $82.8 million in 2017

•
Placed $300 million of Senior Secured Notes due 2023 and increased total liquidity from $37.3 million on September 30, 2018, to $159.9 million as of December 31, 2018, and available cash to $90.3 million at December 31, 2018, up from $30.8 million at September 30, 2018

•	In the fourth quarter, generated $24.0 million of net cash provided by operating activities with free cash flow (as defined and reconciled below) of $10.3 million

FOURTH QUARTER 2018 HIGHLIGHTS

Fourth quarter 2018 revenue decreased sequentially to $230.4 million from $246.3 million in the third quarter of 2018 as a result of multiple factors, including deferred work due to holidays and unusually harsh weather, lower sand sales from a trend of direct sourcing, and the divestment of certain yards as part of our strategic realignment initiative. In the fourth quarter of 2017, Basic generated $235.3 million in revenue. During the quarter, the Company issued $300 million Senior Secured Notes in October and generated cash from operating activities of $24.0 million and free cash flow of $10.3 million. Free cash flow is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”). See “Supplemental Non-GAAP Financial Measures” for a discussion of free cash flow and a reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Exhibit 99.1

For the fourth quarter of 2018, Basic reported a net loss of $46.7 million, or a loss of $1.76 per basic and diluted share. This is compared to a net loss of $27.3 million, or a loss of $1.03 per basic and diluted share for the third quarter of 2018, and a net loss of $20.3 million, or a loss of $0.78 per basic and diluted share in the fourth quarter of 2017.

Adjusted EBITDA was $21.8 million, or 9.5% of revenues for the fourth quarter of 2018, compared to $24.9 million, or 10.1% of revenues in the third quarter of 2018. In the fourth quarter of 2017, Basic generated Adjusted EBITDA of $28.8 million, or 12% of revenues. Adjusted EBITDA is not a measure determined in accordance with GAAP. See "Supplemental Non-GAAP Financial Measures" for a discussion of EBITDA and Adjusted EBITDA and a reconciliation of each to the most directly comparable financial measure calculated and presented in accordance with GAAP. As of December 31, 2018, the Company had total liquidity of $159.9 million, compared to $30.8 million at the end of the third quarter.

“It was clear early in 2018, the year was going to be one of far more challenges than the market had previously envisioned.” said Roe Patterson, Chief Executive Officer. “Despite the volatility we experienced throughout the industry, we were able to deliver a 12% increase in revenues, an 18% increase in Adjusted EBITDA while maintaining direct margins essentially flat at 22.5%. During the year, the narrative for our customers shifted from robust growth to maximizing free cash flow. Simultaneously, we enacted our own set of strategic initiatives to streamline our businesses, create efficiencies and maximize our own free cash flow. Growth remains a priority, but creating capital has been our focus and the Company is positioned well for whatever 2019 brings.

“The strategic realignment we launched earlier in 2018 to exit non-core markets and non-core business segments and relocate our assets to operating areas with our busiest customers was essentially complete by the end of the year. While the relocation of some assets and the divestiture of certain yards caused short term disruptions to our top line, we believe the benefits of higher margins, reduced capital expenditure requirements and the overall streamlining of our fleet, footprint and strategy will far outweigh any temporary downside results.

“Through these realignment investments in 2018, our strategic emphasis has shifted to production-oriented services where we are better positioned from a competitive standpoint. Our market share is considerable in these production business lines, and we will build on that scale in 2019.

“Our fourth quarter results were impacted by typical seasonal slowdowns, material weather-related impact on working hours, as well as a decline in oil prices that began in mid-fourth quarter and didn’t recover until mid-first quarter of 2019. We estimate revenues were reduced by approximately $10 million due to these fourth quarter impacts. October 2018 set a record for the wettest month on record for the state of Texas, according to the National Oceanic and Atmospheric Administration. Weather and holidays aside, activity in our production services segments like rental tools and well servicing remained stable throughout the fourth quarter. Midstream Water Logistics results improved throughout the year and further improved in the fourth quarter. Margin expansion in this business continued in the fourth quarter as the percentage of water disposal volumes coming via pipeline continues to grow. Contrarily, sequential quarterly activity and pricing declines were pronounced in our pressure pumping service line due to the overabundance of frac equipment, which appeared to have peaked in the fourth quarter.

Exhibit 99.1

“The Well Servicing segment experienced slightly lower utilization due largely to heavy rains in October, asset relocations as part of our strategic realignment, and typical seasonality around the holidays and shorter daylight hours. Despite the expectedly lower utilization, we managed to deliver an increase in revenue per rig hour as service rig pricing remains firm. Segment margin declined slightly due to asset movements. Demand for 24-hour packages remained stable during the quarter and the outlook for our 24-hour packages remains strong in early 2019, as this equipment is required for maintenance, workover, and completion of long lateral well bores. Customers seeking the optimal revenue source to maximize cash flow have turned to these rigs for existing well enhancement projects. We currently plan to increase by another two to four packages during the first half of 2019 to meet this escalating demand.

“The midstream business within our Water Logistics segment continues to perform well as the amount of total water disposal volumes via higher-margin pipeline during the quarter increased 27% sequentially, representing a new high of 33% of all disposal water volumes. In addition, our Permian Basin operations moved almost 60% of its saltwater disposal volumes via pipeline in the fourth quarter of 2018, another new record. Total water volumes for fourth quarter were also a new quarterly record, totaling 9.9 million barrels, an increase of 5% from the previous quarter. As we believe this segment contains significant potential, we are announcing plans to build multiple discrete gathering and infrastructure projects within our existing saltwater disposal network. These midstream projects will include additional disposal wells in the Permian Basin, long-term contracted pipeline water commitments and the opening of several of our disposal wells to selected third party truck volumes. We expect these growth projects to require $25-$30 million dollars in 2019, representing over 75% of our full year growth capital expenditures.

“On the completion and remedial services side, our coiled tubing, rental tools and snubbing businesses were stable throughout the fourth quarter with the exception of some weather impacts. As stated earlier, declining oil prices and an overbuild of frac horsepower led to a reduction in pressure pumping activity and pricing. In addition, we are experiencing a decline in sand revenue as customers procure directly from sand providers; however, this transition improves overall margins as we mark up this ‘pass-through’ sand very little. We saw competitor pricing fall below cash breakeven levels in some markets which we deem as unacceptable even in the short term. In response, we have stacked three of our eight active frac spreads during fourth quarter and first quarter of 2019 until market conditions improve. Defensively, we are also moving some idled frac pumps to our Well Service segment to work as mud pumps on larger workover and completion projects.

“It is clear that the significant and unexpected decline in oil prices during the fourth quarter of 2018 is impacting our customers' drilling and completion plans in the early part of 2019. Most customers were slow to kick off their 2019 budgets. In fact, activity levels in our production services segments did not return to the levels we experienced in third quarter and early fourth quarter of 2018 until mid-February 2019. While this is a good indication of healthy activity levels for the remainder of 2019, the slow start to the year will be a drag on first quarter results. In the meantime, our midstream water business continues to improve as saltwater volumes across the industry build. Margins in this business continue to improve as we invite more volumes through pipeline and we begin to build out our own gathering systems. Meanwhile, the frac business remains in a difficult state. Calendars are beginning to fill with booked projects, but the weak pricing environment and seemingly soft customer resolve to ramp up frac activity will impact first quarter revenue and margins. Overall for 2019, we feel the slow start to the year will cause first quarter revenues to lower by 11-14% sequentially, but first quarter exit rates suggest that the

Exhibit 99.1

full year will be flat with 2018 on the top line. Margins for 2019 should improve overall versus the previous year due to the streamlining and realignment actions taken in 2018. Even for the first quarter and the slow start to the year, we should expect margin resilience in production services with the exception of the reset of payroll taxes. "Our focus will be on free cash flow generation for the remainder of 2019. We are also anticipating a gradual easing of the takeaway capacity challenges in the Permian Basin during 2019, which should have a material, positive impact on all of our Permian assets, especially for our larger well service rigs. Customers may accelerate completions of drilled but uncompleted wells as the year progresses.

“Finally, our improved liquidity position, after the placement of our new five-year term $300 million of Senior Secured Notes and the New ABL Facility, is allowing us to operate from a position of strength, as we have ample liquidity to fund our current growth plans. The Company is in an advantageous liquidity position to remain flexible, execute our plans, and take advantage of opportunities that may present themselves. With over 75% of our planned growth capex allocated to expanding our midstream water disposal business, and the remainder focused on the more stable rental and well servicing equipment, we remain committed to our market-leading position as the service provider of choice for production-oriented business lines.”

Full Year Highlights

Revenues during 2018 rose 12% to $964.7 million from $864.0 million in 2017. In 2018, the Company reported a net loss of $144.6 million, or $5.46 per basic and diluted share, compared to a net loss of $96.7 million, or $3.72 per basic and diluted share in 2017.
Adjusted EBITDA for 2018 was $97.0 million, or 10.1% of revenues, excluding $23.4 million of non-cash stock compensation, compared to $82.8 million, or 9.6% of revenues, excluding $23.0 million of non-cash stock compensation for 2017.
During the year, the Company issued $300 million of Senior Secured Notes in October. We generated $75.0 million in cash from operating activities and free cash flow of $23.2 million. As a result, the Company increased its available cash balance to $90.3 million at year end, up from $38.5 million at December 31, 2017.
2018 Business Segment Results

Well Servicing
Well Servicing revenues decreased 8% to $61.8 million during the fourth quarter of 2018 compared to $67.2 million in the prior quarter led by decreased rig activity and utilization while pricing was essentially flat sequentially. Well Servicing revenues were $54.5 million in the fourth quarter of 2017. Weather and holidays negatively impacted well Servicing revenues by approximately $6.6 million in the fourth quarter.
The Well Servicing rig count was 310 at December 31, 2018, consistent with 310 at December 31, 2017. Rig hours were 159,600 in the fourth quarter of 2018, down 11% compared to 180,300 hours in the third quarter of 2018 and essentially flat from 159,500 hours in the comparable quarter of last year. Rig utilization was 72% in the fourth quarter of 2018, down from 82% in the third quarter of 2018 and flat at 72% in the fourth quarter of 2017 based on our current fleet of 310 service rigs. Basic averaged a total of 23 24-hour rental equipment packages working for the fourth quarter of 2018. At the end of January 2019, the Company averaged between 20-25 active equipment packages. During the fourth quarter of 2017, the Company averaged only 20 active equipment packages. Revenue for the rental equipment portion of a 24-hour package is recorded in our Completion and Remedial segment.

Exhibit 99.1

Revenue per well servicing rig hour, net of Taylor Manufacturing revenue, was up 3% to $368 in the fourth quarter of 2018, compared to $357 in the previous quarter and up 9% from $339 reported in the fourth quarter of 2017. The sequential increase in the fourth quarter was mainly due to better productivity and a lower cost structure.
Segment profit in the fourth quarter of 2018 decreased 8% to $11.2 million, compared to $12.1 million in the prior quarter and increased 3% from $10.5 million during the same period in 2017. Net of Taylor Manufacturing revenue, segment profit in the fourth quarter of 2018 decreased 11% from the third quarter of 2018 to $10.4 million. Segment profit margin was 18.1% (or 18.3% net of Taylor) in the fourth quarter of 2018, flat relative to the 18.1% (20% net of Taylor) reported in the prior quarter as billable time lost due to asset relocations, as well as holiday and weather disruptions, particularly during October, negatively impacted margins. In the fourth quarter of 2017, segment profit margin was 19% of segment revenue.

Water Logistics
Water Logistics revenue in the fourth quarter of 2018 declined to $55.6 million compared to $59.5 million in the prior quarter. During the fourth quarter of 2017, this segment generated $55.5 million in revenue. Weather and holidays negatively impacted water logistics revenues by $2.3 million in the fourth quarter.
The weighted average number of fluid services trucks decreased 4% to 837 during the fourth quarter of 2018, compared to 870 during the third quarter of 2018 and decreased 13% compared to 967 during the fourth quarter of 2017. The decrease in the number of trucks has been driven by the structural change taking place in the industry where increasing volumes of fluids are moving through pipelines, a significantly lower-cost alternative for our clients and higher-margin vis-à-vis transportation via trucks. Truck hours of 438,500 during the fourth quarter of 2018 represented a decrease of 2% from the 448,200 generated in the third quarter of 2018 and a decrease of 11% compared to 492,800 in the same period in 2017.
Total pipeline water volumes disposed at Basic-owned saltwater disposal wells ("Basic SWDs") increased 27% to 3.2 million barrels during the fourth quarter of 2018 compared to 2.5 million barrels during the third quarter of 2018. Pipeline disposal volumes to Basic SWDs in the Permian Basin continue to grow and have now reached 59% of total water disposal volumes in the Permian Basin, up from 49% for the third quarter of 2018 and up from 32% in the fourth quarter of 2017.
Segment profit in the fourth quarter of 2018 decreased by 2% to $16.3 million, compared to a profit of $16.8 million in the third quarter of 2018. Segment profit margin increased sequentially by approximately 100 basis points to 29% due to increases in higher margin pipeline disposal. Segment profit in the same period in 2017 was $11.3 million, or 20% of segment revenue.
Completion and Remedial Services
Completion and Remedial Services revenue decreased 6.1% to $108.9 million in the fourth quarter of 2018 from $116.0 million in the prior quarter. The decrease in revenue was primarily due to lower frac activity and pricing as customers curtailed completion activity due to lower oil prices later in the quarter, as well as due to the impact of weather and holidays. In the fourth quarter of 2017, this segment generated $122.0 million in revenue. Weather and holidays negatively impacted revenues by $1.0 million in the fourth quarter.
At December 31, 2018, Basic had approximately 513,000 hydraulic horsepower (“HHP”), down slightly from the previous quarter and down from 523,000 at December 31, 2017. Weighted average HHP for the fourth quarter of 2018 decreased to 513,000 from third quarter of 2018 levels of 516,000.
Segment profit in the fourth quarter of 2018 decreased 12% to $23.1 million compared to $26.2 million in the prior quarter. Segment margin for the fourth quarter of 2018 decreased 140 basis points to 21% compared to 23% during the previous quarter. The decrease in segment gross profit was due to the

Exhibit 99.1

decremental impact of lower revenue in the frac segment and pricing pressure in the latter part of the quarter. During the fourth quarter of 2017, segment gross profit was $36.7 million, or 30% of segment revenue.
Contract Drilling
Contract Drilling revenues increased by 14% to $4.1 million during the fourth quarter of 2018 from $3.6 million in the prior quarter. During the fourth quarter of 2017, this segment generated $3.3 million in revenue. Basic marketed 11 drilling rigs during the third and fourth quarter of 2018, and the fourth quarter of 2017. Revenue per drilling day in the fourth quarter of 2018 was down 20% to $22,100 compared to $27,700 in the previous quarter and down from $23,500 in the fourth quarter of 2017, due to lower rates.
Rig operating days during the fourth quarter of 2018 increased by 43% to 184 compared to 129 in the prior quarter, resulting in rig utilization of 18% during the fourth quarter of 2018 compared to 13% during the prior quarter, due to increased activity. In the comparable period in 2017, rig operating days were 139, resulting in a utilization rate of 9%.
Segment profit in the fourth quarter of 2018 was $947,000 compared to $840,000 in the prior quarter and $352,000 in the fourth quarter of 2017. Segment margin for the fourth quarter of 2018 was 23% of segment revenues compared to 24% in the prior quarter. The slight margin decline is due to decreases in rig moving activity, and increased transportation expense. Last year in the comparable period, segment margin was 11%.
General &Administrative Expense
Reported general and administrative (“G&A”) expense decreased to $35.5 million for the fourth quarter of 2018 from $39.6 million in the third quarter of 2018 and consistent with $30.2 million in the fourth quarter of 2017. Basic’s G&A expense for the full year ending on December 31, 2018 increased to $167.5 million, compared to $146.5 million in 2017.
Interest Expense
Net interest expense for the fourth quarter of 2018 was $10.9 million, which includes interest on Basic’s Senior Secured Notes, the New ABL facility, capital leases and other financings. Net interest expense in the third quarter of 2018 was $10.9 million, and $10.3 million in the fourth quarter of 2017.
Loss on Extinguishment of Debt
Extinguishment of debt expenses related to the pay-down of our Term Loan facility were $26.4 million in 2018. Expenses included $17.6 million of make whole premium, $7.4 million of Term Loan discount write-offs and $1.4 million of deferred debt cost write-offs.
Income Taxes
Tax expense for the third and fourth quarters of 2018 was $0. The effective tax expense rate was 0.15% in the fourth quarter of 2018 compared to 0% in the prior quarter. The effective tax benefit of $0.3 million in the fourth quarter of 2017 translated into an effective tax benefit rate of 2%. As of December 31, 2018, the Company had approximately $783.3 million of net operating loss carryforwards, for federal income tax purposes. The Company provides a valuation allowance when it is more likely than not that some portion of the deferred tax assets will not be realized. As of December 31, 2018, a valuation allowance of $174.5 million was recorded against the Company's net deferred tax assets for all jurisdictions that are not expected to be realized.

Exhibit 99.1

Cash and Total Liquidity

On December 31, 2018, Basic had cash and cash equivalents of approximately $90.3 million, compared to $38.5 million at December 31, 2017 and $30.8 million on September 30, 2018.
On October 2, 2018, the Company issued in a private placement offering $300 million aggregate principal amount of 10.75% senior secured notes due 2023 (the “Senior Secured Notes”) at 99.042% of par and entered into a new $150 million senior secured revolving credit facility, subject to borrowing base capacity (the “New ABL Facility”). In connection with the closing of the Senior Secured Notes, the Company repaid the balances outstanding under its prior ABL facility and term loan in their entirety and terminated both facilities. The Company's availability under the New ABL Facility at December 31, 2018 was $69.6 million and its cash balance stood at $90.3 million, bringing total liquidity to $159.9 million.
Capital Expenditures
Total capital expenditures during the fourth quarter of 2018 were approximately $19.6 million (including capital leases and other financing of $3.6 million), comprised of $1.0 million for expansion projects, $17.9 million for sustaining and replacement projects and $0.7 million for other projects. We currently anticipate 2019 capital expenditures of approximately $94.1 million, including approximately $30 million of expansion capital and $15.6 million of capital leases and other financings. The focus of our expansion capital will be strengthening our position in the more stable and attractive disposal water-oriented midstream services. Approximately 70% of our 2019 growth capital is expected to be directed to long-lived water midstream infrastructure projects as these projects are expected to continue delivering improvements in volume, utilization and margin for the next several years.
Conference Call

Further details are provided in the presentation for our quarterly conference call to review the fourth quarter and full year 2018 results, available in the investor relations section of our corporate website. The Company will host a conference call to discuss its fourth quarter and full year 2018 results on Friday, March 1, 2019, at 9:00 a.m. Eastern Time (8:00 a.m. Central). To access the call, please dial (412) 902-0003 and ask for the “Basic Energy Services” call at least 10 minutes prior to the start time. The conference call will also be broadcast live via the Internet and can be accessed through the investor relations section of the Company's corporate website, www.basicenergyservices.com.

A telephonic replay of the conference call will be available until March 15, 2019 and may be accessed by calling (201) 612-7415 and using pass code 13687330#. A webcast archive will be available at www.basicenergyservices.com shortly after the call and will be accessible for approximately 30 days.
About Basic Energy Services

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating areas. The Company’s operations are managed regionally and are concentrated in major United States onshore oil producing regions located in Texas, New Mexico, Oklahoma, Arkansas, Kansas, Louisiana, Wyoming, North Dakota, California and Colorado. Our operations are focused on liquids-rich basins that have historically exhibited strong drilling and production economics in recent years. Specifically, we have a significant presence in the Permian Basin and the Bakken, Eagle Ford, and Denver-Julesburg shales. We provide our services to a diverse group of over 2,000 oil and gas companies. Additional information on Basic Energy Services is available on the Company’s website at www.basicenergyservices.com.

Exhibit 99.1

Safe Harbor Statement

This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words "believe," "estimate," "expect," "anticipate," "project," "intend," "seek," "could," "should," "may," "potential" and similar expressions are intended to identify forward-looking statements. The Company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including (i) changes in demand for our services and any related material impact on our pricing and utilizations rates, (ii) the Company's ability to execute, manage and integrate acquisitions successfully, (iii) changes in our expenses, including labor or fuel costs and financing costs, (iv) continued volatility of oil or natural gas prices, and any related changes in expenditures by our customers, and (v) competition within our industry. Additional important risk factors that could cause actual results to differ materially from expectations are disclosed in Item 1A of the Company’s Form 10-K for the year ended December 31, 2017 and subsequent Form 10-Qs filed with the SEC. While the Company makes these statements and projections in good faith, neither the Company nor its management can guarantee that anticipated future results will be achieved. the Company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the Company, whether as a result of new information, future events, or otherwise.

-Tables to Follow-

Exhibit 99.1

Basic Energy Services, Inc.
Consolidated Statements of Operations and Other Financial Data
(in thousands, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Income Statement Data:
Revenues:
Completion and remedial services	$108,934	$121,984	$469,456	$433,450
Water logistics	55,556	55,505	231,283	208,784
Well servicing	61,801	54,509	250,991	210,811
Contract drilling	4,060	3,268	12,990	10,996
Total revenues	230,351	235,266	964,720	864,041
Expenses:
Completion and remedial services	85,812	85,259	365,775	318,191
Water logistics	39,210	44,221	166,926	168,621
Well servicing	50,608	43,974	203,585	169,905
Contract drilling	3,113	2,916	10,130	9,733
General and administrative (1)	35,477	36,982	167,515	146,458
Depreciation and amortization	32,267	31,362	126,417	112,209
(Gain) loss on disposal of assets	(6,489)	938	(2,598)	274
Total expenses	239,998	245,652	1,037,750	925,391
Operating loss	(9,647)	(10,386)	(73,030)	(61,350)
Other income (expense):
Loss on Extinguishment of Debt	(26,429)	—	(26,429)	—
Interest expense	(10,868)	(10,291)	(45,489)	(37,472)
Interest income	189	28	364	51
Other income	86	75	578	419
Loss before income taxes	(46,669)	(20,574)	(144,370)	(98,352)
Income tax benefit (expense)	(8)	312	(227)	1,678
Net loss	$(46,677)	$(20,262)	$(144,597)	$(96,674)
Loss per share of common stock:
Basic share	$(1.76)	$(0.78)	$(5.46)	$(3.72)
Diluted share	$(1.76)	$(0.78)	$(5.46)	$(3.72)

Other Financial Data:
EBITDA (2)	$22,706	$21,051	$53,965	$51,278
Adjusted EBITDA (2)	21,787	28,825	96,972	82,760
Capital expenditures:
Property and equipment	19,616	15,071	68,709	63,361
Capital leases	3,632	6,470	20,197	67,510

	As of
	December 31,	December 31,
	2018	2017
	(Unaudited)	Audited
Balance Sheet Data:
Cash and cash equivalents	$90,300	$38,520
Net property and equipment	448,801	502,579
Total assets	761,777	820,480
Total long-term debt	322,701	259,242
Total stockholders' equity	219,428	338,653

Exhibit 99.1

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Segment Data:	(unaudited)
Completion and Remedial Services
Total hydraulic horsepower (HHP)	513,000	522,565	513,000	522,565
Total frac HHP	386,000	413,300	386,000	413,300
Coiled tubing units	17	18	17	18
Rental and fishing tool stores	15	16	15	16
Segment profits as a percent of revenue	21%	30%	22%	27%

Water Logistics
Weighted average number of fluid service trucks	837	967	891	948
Truck hours (000's)	438.5	492.8	1,853.1	1,933.9
Revenue per fluid services truck (000's)	$67	$57	$260	$220
Segment profits per fluid services truck (000's)	$19	$12	$27.8	$42
Segment profits as a percent of revenue	29%	20%	28%	19%

Well Servicing
Weighted average number of rigs	310	421	310	421
Rig hours (000's)	159.6	159.5	690.0	644.6
Rig utilization rate	72%	53%	78%	54%
Revenue per rig hour, excluding manufacturing	$368	$339	$353	$324
Well servicing rig profit per rig hour	$65	$63	$68	$63
Segment profits as a percent of revenue	18%	19%	19%	19%

Contact Drilling
Weighted average number of rigs	11	11	11	11
Rig operating days	184	139	579	457
Drilling utilization rate	18.2%	9%	14.5%	9%
Revenue per day	$22,100	$23,500	$22,400	$24,100
Drilling rig profit per day	$4,800	$2,500	$4,900	$2,800
Segment profits as a percent of revenue	23%	11%	22%	11%

(1)  Includes approximately $5,258,000 and $6,689,000 of non-cash compensation expense for the three months ended December 31, 2018 and 2017, respectively, and $27,252,000 and $24,437,000 for the twelve months ended December 31, 2018 and 2017.

(2) Non-GAAP financial measure. See “Supplemental Non-GAAP Financial Measures” below,

Exhibit 99.1

Supplemental Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA

This earnings release contains references to the non-GAAP financial measure of earnings (net income) before interest, which includes losses on debt extinguishment, taxes, depreciation and amortization, or “EBITDA.” This earnings release also contains references to the non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation and amortization, the gain or loss on disposal of assets, non-cash stock compensation, audit related sales and use tax, executive retirement, executive bonus payments, bad debt expense, strategic consulting and realignment costs, costs for a withdrawn bond offering, impairment expense, retention expense, restructuring expense, and due diligence for business development activities, or “Adjusted EBITDA.” EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, the Company believes EBITDA and Adjusted EBITDA are useful supplemental financial measures used by its management and directors and by external users of its financial statements, such as investors, to assess:

•	The financial performance of its assets without regard to financing methods, capital structure or historical cost basis;

•	The ability of its assets to generate cash sufficient to pay interest on its indebtedness; and

•	Its operating performance and return on invested capital as compared to those of other companies in the well servicing industry, without regard to financing methods and capital structure.

EBITDA and Adjusted EBITDA each have limitations as an analytical tool and should not be considered an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income and operating income, and these measures may vary among other companies. Limitations to using EBITDA as an analytical tool include:

•	EBITDA does not reflect its current or future requirements for capital expenditures or capital commitments;

•	EBITDA does not reflect changes in, or cash requirements necessary, to service interest or principal payments on, its debt;

•	EBITDA does not reflect income taxes;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in its industry may calculate EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

In addition to each of the limitations with respect to EBITDA noted above, the limitations to using Adjusted EBITDA as an analytical tool include:

•	Adjusted EBITDA does not reflect Basic’s loss on extinguishment of debt;

•	Adjusted EBITDA does not reflect Basic’s gain or loss on disposal of assets;

•	Adjusted EBITDA does not reflect Basic’s non-cash stock compensation;

•	Adjusted EBITDA does not reflect Basic’s audit related sales and use tax expense recorded during the three months ended June 30, 2018;

Exhibit 99.1

•	Adjusted EBITDA does not reflect Basic’s executive retirement during the three months ended June 30, 2018;

•	Adjusted EBITDA does not reflect Basic’s excess bad debt due to a single customer during the three months ended June 30, 2018;

•	Adjusted EBITDA does not reflect Basic’s strategic realignment expense;

•	Adjusted EBITDA does not reflect Basic’s costs for a withdrawn bond offering incurred during the three months ended March 31, 2018;

•
Adjusted EBITDA does not reflect Basic’s executive bonus expense attributable to the portion of executive bonuses for 2017 that were approved by the Compensation Committee of the Board of Directors and paid in 2018;

•	Adjusted EBITDA does not reflect Basic’s non-cash inventory impairment;

•	Adjusted EBITDA does not reflect Basic’s restructuring or retention costs; and

•	Adjusted EBITDA does not reflect Basic’s costs for due diligence for business development activities incurred in the three months ended December 31, 2017;

•	Other companies in our industry may calculate Adjusted EBITDA differently than Basic does, limiting its usefulness as a comparative measure.

Free Cash Flow

We define free cash flow as net cash provided by operating activities in a period minus capital expenditures for sustaining and replacement projects made in that period.

Free cash flow is a non-GAAP financial measure. Management believes that free cash flow, which measures our ability to generate cash from our operations, is an important performance measure. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of performance and net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations, or payments made for growth or acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to the Consolidated Statements of Cash Flows. We believe that free cash flow is also useful to investors as the basis for comparing our performance with other companies in our industry, although our measure of free cash flow may not be directly comparable to similar measures used by other companies.

Exhibit 99.1

The following table presents a reconciliation of net loss to EBITDA (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reconciliation of Net Loss to EBITDA:
Net loss	$(46,677)	$(20,262)	$(144,597)	$(96,674)
Income taxes	8	(312)	227	(1,678)
Loss on Extinguishment of Debt	26,429	—	26,429	—
Net interest expense	10,679	10,263	45,489	37,421
Depreciation and amortization	32,267	31,362	126,417	112,209
EBITDA	$22,706	$21,051	$53,965	$51,278

The following table presents a reconciliation of net loss to Adjusted EBITDA (in thousands):

	Three months ended December 31,		Twelve months ended December 31,
	2018	2017	2018	2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$(46,677)	$(20,262)	$(144,597)	$(96,674)
Income taxes	8	(312)	227	(1,678)
Loss on Extinguishment of Debt	26,429	—	26,429	—
Net interest expense	10,679	10,263	45,489	37,421
Depreciation and amortization	32,267	31,362	126,417	112,209
(Gain) loss on disposal of assets	(6,489)	938	(2,598)	274
Non cash stock compensation	5,025	6,340	23,426	22,954
Audit-related state sales and use tax	—	—	5,983	—
Executive retirement	—	—	3,855	—
Bad debt	—	—	3,100	—
Strategic consulting and realignment	304	—	4,938	—
Costs for withdrawn bond offering	—	—	1,753	—
Executive bonus	—	—	1,604	—
Impairment expense	241	—	946	—
Retention expense	—	—	—	1,357
Restructuring expense	—	—	—	2,664
Due diligence for business development activities	—	496	—	4,233
Adjusted EBITDA	$21,787	$28,825	$96,972	$82,760

The following table presents a reconciliation of net cash provided by operating activities to free cash flow (in thousands):

	Three Months Ended	Twelve Months Ended
	December 31, 2018	December 31, 2018
Net cash provided by operating activities	$24,013	$74,982
Payments for sustaining and replacing property and equipment (capital expenditures)	(13,731)	(51,761)
Free cash flow	$10,282	$23,221

Net cash used in investing activities	$(9,689)	$(50,924)
Net cash provided (used) in by financing activities	$132	$(19,981)